Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	October 31, 2003

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $19.9 million ($2.06 per share) for its third quarter ended September 28, 2003, down from net income of $47.8 million ($4.99 per share) for the third quarter of last year.

Results for the third quarter of 2003 include $74.6 million in stock compensation expense at the Kaplan education division, which was significantly higher than the $6.7 million in Kaplan stock compensation expense for the third quarter of 2002. In September 2003, the Company announced an offer totaling $138 million for approximately 55 percent of the stock options outstanding at Kaplan. The Company’s offer to Kaplan stock option holders was contingent on at least 90 percent of the stock options being tendered by October 28, 2003, and the offer included a 10 percent premium over the current valuation price. As of October 28, 2003, 100 percent of the eligible stock options were tendered. The Company estimates a payout of approximately $117 million in the fourth quarter of 2003, with the remainder of the payouts to be made from 2004 through 2006. The Company estimates additional stock compensation expense of approximately $13 million in the fourth quarter of 2003. A small number of key Kaplan executives will continue to hold the remaining 45 percent of outstanding Kaplan stock options, with roughly half of the remaining options expiring in 2007 and half expiring in 2011. The Company expects no further dilution in the future.

Results for the third quarter of 2002 included early retirement program charges and losses on the write-down of certain investments (after-tax impact of $4.4 million, or $0.47 per share).

Revenue for the third quarter of 2003 was $706.1 million, up 10 percent from $640.3 million in 2002. This increase is due mostly to significant revenue growth at the education division. Revenues at the Company’s cable television and newspaper publishing divisions also increased for the third quarter of 2003, while revenues were down at the television broadcasting and magazine publishing divisions.

Operating income was down 55 percent for the third quarter of 2003 to $40.1 million, from $89.3 million in 2002, due largely to the $67.9 million increase in Kaplan stock compensation expense as discussed above. The Company’s results were also adversely impacted by declines in the television broadcasting and

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magazine publishing divisions, partially offset by improved operating results at the cable television and newspaper publishing divisions and $6.0 million in pre-tax charges from early retirement programs in 2002.

For the first nine months of 2003, net income totaled $153.6 million ($15.97 per share), compared with net income of $110.5 million ($11.50 per share) for the same period of 2002. Results for the first nine months of 2003 include $104.6 million in stock compensation expense at the education division, versus $33.3 million for the first nine months of 2002.

Results for the first nine months of 2003 also include an after-tax non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share) and an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share). Results for the first nine months of 2002 included a transitional goodwill impairment loss (after-tax impact of $12.1 million, or $1.27 per share), charges from early retirement programs (after-tax impact of $11.3 million, or $1.18 per share), and a net non-operating loss from the write-down of certain of the company’s investments (after-tax impact of $0.3 million, or $0.04 per share).

Revenue for the first nine months of 2003 was $2,053.5 million, up 9 percent over revenue of $1,888.3 million for the first nine months of 2002. The increase in revenue is due mostly to significant revenue growth at the education division, along with increases at the Company’s cable television and newspaper publishing divisions; revenues were down at the television broadcasting and magazine publishing divisions. Operating income decreased 9 percent to $226.1 million, from $248.6 million in 2002. Consistent with the Company’s third quarter results, the Company’s year-to-date results were adversely affected by the $71.3 million increase in Kaplan stock compensation expense as discussed above. The Company’s results were also adversely affected by a reduction in operating income at the television broadcasting division and a reduced net pension credit. Improved results at the Company’s cable television, magazine publishing, and newspaper publishing divisions helped to offset these declines. The improvement at the magazine publishing division was largely due to $16.1 million in pre-tax charges from early retirement programs in 2002.

Excluding charges related to early retirement programs, the Company’s operating income for the third quarter and first nine months of 2003 includes $14.1 million and $41.0 million of net pension credits, respectively, compared to $16.1 million and $48.3 million, respectively, for the same periods of 2002. At December 29, 2002, the Company reduced its assumption on discount rate from 7.0 percent to 6.75 percent. Due to the reduction in the discount rate and lower than expected investment returns in 2002, the net pension credit for the full year of 2003 is expected to be down by about $10 million compared to 2002, excluding charges related to early retirement programs.

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Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $211.4 million for the third quarter of 2003, an increase of 4 percent from revenue of $202.4 million in the third quarter of 2002; division revenue increased 3 percent to $638.6 million for the first nine months of 2003, from $618.3 million for the first nine months of 2002. Division operating income for the third quarter increased 33 percent to $24.3 million, from operating income of $18.2 million in the third quarter of 2002; operating income increased 12 percent to $82.7 million for the first nine months of 2003, compared to operating income of $73.6 million for the first nine months of 2002. The increase in division operating income for the third quarter was due to increased advertising revenue and the impact of a $2.9 million pre-tax early retirement program charge recorded at The Washington Post newspaper in the third quarter of 2002; this increase was offset by a 7 percent increase in newsprint expense, a reduced net pension credit, and a small loss associated with the Company’s new commuter newspaper, EXPRESS, which was launched in August 2003. The increase in operating income for the first nine months of 2003 is due to increased advertising revenue, cost control initiatives employed throughout the division, and the early retirement program charge in 2002 discussed above, offset by a $2.2 million pre-tax early retirement program charge at The Washington Post newspaper in the second quarter of 2003, incremental costs associated with the war in Iraq, and a reduced net pension credit.

Print advertising revenue at The Washington Post newspaper in the third quarter of 2003 increased 4 percent to $135.7 million, from $130.4 million in 2002, and increased 3 percent to $416.4 million for the first nine months of 2003, from $405.7 million for the first nine months of 2002. The rise in print advertising revenues for the third quarter of 2003 was due to increases in general and preprint advertising revenues, which more than offset a decline in classified and retail advertising revenue from volume declines. Classified recruitment advertising revenue decreased $1.8 million during the third quarter, due to a 15 percent volume decline. The increase in print advertising revenues for the first nine months of 2003 is primarily due to increases in general and preprint advertising categories, offset by a $6.9 million decrease in classified recruitment advertising revenue resulting from a 17 percent volume decline.

For the first nine months of 2003, Post daily and Sunday circulation declined 2.1 percent and 1.6 percent, respectively, compared to the same period of the prior year. For the nine months ended September 28, 2003, average daily circulation at The Post totaled 734,000 and average Sunday circulation totaled 1,038,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 32 percent to $12.0 million for the third quarter of 2003, versus $9.1 million for the third quarter of 2002; online revenues increased 29 percent to $32.6 million for the first nine months of 2003, versus $25.3 million for 2002. Local and national online advertising revenues grew 68 percent and 62 percent for the third quarter and first nine months of 2003, respectively. Revenues at the Jobs section of washingtonpost.com increased 32 percent in the third quarter of 2003 and increased 24 percent for the first nine months of 2003.

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Television Broadcasting

Revenue for the television broadcasting division decreased 9 percent in the third quarter of 2003 to $74.6 million, from $82.1 million in 2002, due to approximately $9.0 million of political advertising in the third quarter of 2002. For the first nine months of 2003, revenue decreased 7 percent to $227.2 million, from $243.6 million in 2002, due to strong political advertising in 2002, heavy Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2002, and several days of commercial-free coverage in connection with the Iraq war in March 2003.

Operating income for the third quarter and first nine months of 2003 decreased 17 percent and 16 percent, respectively, to $31.9 million and $97.2 million, respectively, from operating income of $38.5 million and $115.5 million for the third quarter and first nine months of 2002, respectively. The operating income declines are primarily related to the revenue reductions discussed above.

In July 2002, WJXT in Jacksonville, Florida began operations as an independent station when its network affiliation with CBS ended.

Magazine Publishing

Revenue for the magazine publishing division totaled $80.0 million for the third quarter of 2003, a 9 percent decrease from $87.5 million for the third quarter of 2002; division revenue totaled $249.4 million for the first nine months of 2003, a 1 percent decline from $251.4 million for the first nine months of 2002. The revenue decrease for the third quarter was primarily due to fewer advertising pages at Newsweek as there was one less domestic and international edition this year. The decline in revenues for the first nine months of 2003 is due to lower advertising revenue at the international edition of Newsweek, particularly travel-related advertising at the Pacific edition, which more than offset increases in revenues at Newsweek’s domestic edition, Arthur Frommer’s Budget Travel magazine, and the Company’s trade magazines.

Operating income totaled $10.3 million for the third quarter of 2003, a 17 percent decline from operating income of $12.5 million in the third quarter of 2002. The decline in operating income is primarily due to lower advertising revenues at Newsweek domestic and international, offset by a $3.1 million pre-tax charge in connection with an early retirement program at Newsweek in 2002. Operating income totaled $23.6 million for the first nine months of 2003, up from operating income of $14.1 million for the first nine months of 2002. The year-to-date improvement in operating results is primarily attributable to $16.1 million in charges in connection with early retirement programs at Newsweek in 2002, offset by a decline in Newsweek revenues and a reduced pension credit.

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Cable Television

Cable division revenue of $115.3 million for the third quarter of 2003 represents a 7 percent increase over 2002 third quarter revenue of $107.6 million; for the first nine months of 2003, revenue increased 7 percent to $340.3 million, from $317.6 million in 2002. The 2003 revenue increase is principally due to rapid growth in the division’s cable modem and digital service revenues, offset by lower pay and basic revenues due to fewer basic and pay subscribers and the lack of rate increases due to a decision to freeze most rates for Cable One subscribers in 2003 (the Company’s price increases normally take effect in the second quarter each year).

Cable division operating income for the third quarter of 2003 increased 35 percent to $22.5 million, from operating income of $16.6 million for the third quarter of 2002. The increase in operating income is due mostly to the division’s increased revenues and a $3.5 million charge for obsolete assets in the third quarter of 2002. This was offset by higher programming expenses, along with an increase in technical, internet, marketing, and employee benefits costs. Cable division operating income for the first nine months of 2003 increased 19 percent to $64.5 million, from operating income of $54.4 million for the first nine months of 2002. The increase is due mostly to the division’s significant revenue growth, offset by higher programming expenses, along with an increase in technical, internet, marketing, and employee benefits costs.

Excluding the prior year $3.5 million charge for obsolete assets, depreciation expense increased modestly due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. The cable division began its rollout plan for these services in the third quarter of 2000. At September 30, 2003, the cable division had approximately 212,700 paying digital cable subscribers, representing a 30 percent penetration of the subscriber base. Both digital and cable modem services are now offered in virtually all of the cable division’s markets.

At September 30, 2003, the cable division had 716,700 basic subscribers, lower than 721,000 basic subscribers at the end of September 2002, but higher than 714,500 basic subscribers at the end of the prior quarter in June 2003. At September 30, 2003, the cable division had 121,700 CableONE.net service subscribers, compared to 69,300 at the end of September 2002, due to a large increase in the Company’s cable modem deployment and take-up rates.

At September 30, 2003, Revenue Generating Units (RGUs), representing the sum of basic, digital, and high-speed data customers as defined by the NCTA Standard Reporting Categories, totaled 1,051,100, compared to 933,300 as of September 30, 2002. The increase is due to increased paying digital cable and high-speed data customers.

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Education

Education division revenue totaled $224.7 million for the third quarter of 2003, a 40 percent increase over revenue of $160.6 million for the same period of 2002. Kaplan reported an operating loss for the third quarter of 2003 of $43.1 million, compared to operating income of $11.5 million in the third quarter of 2002; the decline is due to a $67.9 million increase in Kaplan stock compensation expense as discussed previously. Approximately 41 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. For the first nine months of 2003, education division revenue totaled $598.0 million, a 31 percent increase over revenue of $457.4 million for the same period of 2002. Kaplan reported an operating loss of $23.6 million for the first nine months of 2003, compared to operating income of $11.6 million for the first nine months of 2002; the decline is due to a $71.3 million increase in Kaplan stock compensation expense as discussed previously. Approximately 37 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. A summary of operating results for the third quarter and the first nine months of 2003 compared to 2002 is as follows:

	Third Quarter			YTD
(In thousands)	2003	2002	% Change	2003	2002	% Change
Revenue
Supplemental education	$128,981	$97,414	32	$342,871	$280,787	22
Higher education	95,682	63,226	51	255,130	176,629	44

	$224,663	$160,640	40	$598,001	$457,416	31

Operating income (loss)
Supplemental education	$26,434	$19,505	36	$66,629	$43,696	52
Higher education	13,448	4,150	224	37,469	18,101	107
Kaplan corporate overhead	(8,025)	(5,356)	(50)	(22,358)	(16,574)	(35)
Other*	(74,941)	(6,799)	—	(105,370)	(33,649)	(213)

	$(43,084)	$11,500	—	$(23,630)	$11,574	—

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

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Supplemental education includes Kaplan’s test preparation, professional training, and Score! businesses. On March 31, 2003, Kaplan completed its acquisition of Financial Training Corporation (FTC) for £55.3 million ($87.4 million), financed through cash and debt. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. The improvement in supplemental education results for the third quarter and the first nine months of 2003 is due to increased enrollment at Kaplan’s traditional test preparation business, significant increases in the professional real estate courses, and the FTC acquisition. Score! also contributed to the improved results, with increased enrollments at existing centers and the addition of six new centers compared to last year.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth due to student enrollment increases, high student retention rates, and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan’s corporate office, including expenses associated with the design and development of educational software that, if successfully completed, will benefit all of Kaplan’s business units.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. The Company recorded expense of $74.6 million and $6.7 million for the third quarter of 2003 and 2002, respectively, and $104.6 million and $33.3 million for the first nine months of 2003 and 2002, respectively, related to this plan. The increase in the third quarter of 2003 reflects a significant increase in the value of Kaplan due to its rapid earnings growth and the general rise in valuations of education companies. See additional discussion above regarding the Company’s announcement in September 2003 of its offer to purchase 55 percent of the outstanding Kaplan stock options.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2003 was $1.1 million, compared to losses of $1.3 million for the third quarter of 2002. For the first nine months of 2003, the Company’s equity in losses of affiliates totaled $9.3 million, compared to losses of $16.9 million for the same period of 2002. The Company’s affiliate investments consist of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. BrassRing results improved this year, despite a 2003 second quarter charge arising from the shutdown of one of the BrassRing businesses, which increased the Company’s equity in losses of BrassRing by $2.2 million. The Company’s equity in losses of BrassRing totaled $0.9 million and $7.1 million for the third quarter and first nine months of 2003, respectively, compared to $2.0 million and $12.7 million for the same periods of 2002.

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On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and the Company recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $1.6 million for the third quarter of 2003, compared to $1.1 million in the third quarter of 2002.

The Company recorded non-operating income, net, of $52.0 million for the first nine months of 2003, compared to $1.6 million for the same period of the prior year. The 2003 non-operating income, net, is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune. The 2002 non-operating income, net, includes a gain on the sale of marketable securities, offset by write-downs recorded on certain investments.

Net Interest Expense

The Company incurred net interest expense of $6.8 million for the third quarter of 2003, compared to $8.6 million for the third quarter of 2002; net interest expense totaled $20.2 million for the first nine months of 2003, versus $26.1 million in 2002. The reduction is due to lower average borrowings in the first nine months of 2003 versus the same period of the prior year. At September 28, 2003, the Company had $590.7 million in borrowings outstanding at an average interest rate of 4.3 percent.

Provision for Income Taxes

The effective tax rate for the third quarter of 2003 was 41.0 percent, compared to 40.6 percent for the same period of 2002, and 38.2 percent versus 40.8 percent for the 2003 and 2002 nine month periods, respectively. The 2003 year-to-date effective tax rate benefited from the 35.1 percent effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune.

Cumulative Effect of Change in Accounting Principle

In 2002, the Company completed its transitional goodwill impairment test required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), resulting in an after-tax impairment loss of $12.1 million, or $1.27 per share, related to PostNewsweek Tech Media (part of magazine publishing segment). This loss is included in the Company’s 2002 results as a cumulative effect of change in accounting principle.

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Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2003 was based on 9,556,000 and 9,554,000 weighted average shares outstanding, respectively, compared to 9,523,000 and 9,518,000 weighted average shares outstanding, respectively, for the third quarter and first nine months of 2002. The Company made no repurchases of its stock during the first nine months of 2003.

Stock Options – Change in Accounting Method

Effective the first day of the Company’s 2002 fiscal year, the Company adopted the fair-value-based method of accounting for Company stock options as outlined in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). This change in accounting method was applied prospectively to all awards granted from the beginning of the Company’s fiscal year 2002 and thereafter. Stock options awarded prior to fiscal 2002 are accounted for under the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

The Company recorded $427,000 in Company stock option expense for the first nine months of 2003; there was no Company stock option expense for the first nine months of 2002.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2003	2002
Operating revenues	$706,079	$640,293	10
Operating expenses	(623,163)	(505,053)	23
Depreciation	(42,420)	(45,808)	(7)
Amortization	(398)	(172)	131

Operating income	40,098	89,260	(55)
Equity in losses of affiliates, net	(1,116)	(1,254)	(11)
Interest income	189	69	174
Interest expense	(7,037)	(8,717)	(19)
Other income, net	1,565	1,115	40

Income before income taxes	33,699	80,473	(58)
Provision for income taxes	(13,800)	(32,700)	(58)

Net income	19,899	47,773	(58)
Redeemable preferred stock dividends	(252)	(249)	1

Net income available for common stock	$19,647	$47,524	(59)

Basic earnings per share	$2.06	$5.00	(59)

Diluted earnings per share	$2.06	$4.99	(59)

Basic average shares outstanding	9,532,000	9,506,000
Diluted average shares outstanding	9,556,000	9,523,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2003	2002
Operating revenues	$2,053,459	$1,888,318	9
Operating expenses	(1,697,434)	(1,510,988)	12
Depreciation	(129,027)	(128,267)	1
Amortization	(910)	(483)	88

Operating income	226,088	248,580	(9)
Equity in losses of affiliates, net	(9,282)	(16,943)	(45)
Interest income	762	261	192
Interest expense	(20,932)	(26,381)	(21)
Other income, net	51,973	1,606	—

Income before income taxes and cumulative effect of change in accounting principle	248,609	207,123	20
Provision for income taxes	(95,000)	(84,500)	12

Income before cumulative effect of change in accounting principle	153,609	122,623	25
Cumulative effect of change in method of accounting for goodwill and other intangible assets	—	(12,100)	—

Net income	153,609	110,523	39
Redeemable preferred stock dividends	(1,027)	(1,033)	(1)

Net income available for common stock	$152,582	$109,490	39

Basic earnings per share:
Before cumulative effect of change in accounting principle	$16.01	$12.79	25
Cumulative effect of change in accounting principle	—	(1.27)	—

Net income available for common stock	$16.01	$11.52	39

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$15.97	$12.77	25
Cumulative effect of change in accounting principle	—	(1.27)	—

Net income available for common stock	$15.97	$11.50	39

Basic average shares outstanding	9,528,000	9,502,000
Diluted average shares outstanding	9,554,000	9,518,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2003	2002		2003	2002
Operating Revenues:
Newspaper publishing	$211,434	$202,445	4	$638,616	$618,284	3
Television broadcasting	74,629	82,074	(9)	227,206	243,584	(7)
Magazine publishing	80,007	87,487	(9)	249,370	251,391	(1)
Cable television	115,346	107,647	7	340,266	317,643	7
Education	224,663	160,640	40	598,001	457,416	31

	$706,079	$640,293	10	$2,053,459	$1,888,318	9

Operating Expenses:
Newspaper publishing	$187,153	$184,248	2	$555,947	$544,733	2
Television broadcasting	42,713	43,610	(2)	129,957	128,110	1
Magazine publishing	69,673	75,037	(7)	225,795	237,247	(5)
Cable television	92,886	91,050	2	275,796	263,238	5
Education	267,747	149,140	80	621,631	445,842	39
Corporate office	5,809	7,948	(27)	18,245	20,568	(11)

	$665,981	$551,033	21	$1,827,371	$1,639,738	11

Operating Income:
Newspaper publishing	$24,281	$18,197	33	$82,669	$73,551	12
Television broadcasting	31,916	38,464	(17)	97,249	115,474	(16)
Magazine publishing	10,334	12,450	(17)	23,575	14,144	67
Cable television	22,460	16,597	35	64,470	54,405	19
Education	(43,084)	11,500	—	(23,630)	11,574	—
Corporate office	(5,809)	(7,948)	27	(18,245)	(20,568)	11

	$40,098	$89,260	(55)	$226,088	$248,580	(9)

Depreciation:
Newspaper publishing	$10,175	$10,672	(5)	$31,923	$32,295	(1)
Television broadcasting	2,856	2,873	(1)	8,376	8,422	(1)
Magazine publishing	925	1,010	(8)	2,806	3,082	(9)
Cable television	22,463	24,866	(10)	68,140	66,083	3
Education	6,001	6,387	(6)	17,782	18,385	(3)

	$42,420	$45,808	(7)	$129,027	$128,267	1

Amortization:
Newspaper publishing	$3	$3	0	$11	$11	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	38	39	(3)	113	117	(3)
Education	357	130	175	786	355	121

	$398	$172	131	$910	$483	88

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